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Exhibit No. 21 - Subsidiaries of Industrial Ecosystems, Inc.
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     Environmental Protection Company, incorporated in New Mexico, 1988.

     IEI Canada, Inc., incorporated in Windsor, Ontario, Canada, March 1998.

     1297833 Ontario, Ltd., incorporated in Windsor, Ontario, Canada, May
1998.

     1303873 Ontario, Ltd., incorporated in Windsor, Ontario, Canada, July
1998.